SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934


Date of Report (Date of earliest
event reported):  December 31, 1997

                LS CAPITAL CORPORATION
         (Exact name of registrant as specified in its Charter)

Delaware                         0-21566                     84-1219819
(State or other               (Commission File               (IRS Employer
jurisdiction of Incorporation)    Number)                Identification Number)


              15915 Katy Freeway, Suite 250, Houston, Texas 77094
                        (Address of principal executive
                              offices) (Zip Code)

                         Registrant's telephone number,
                      including area code: (281) 398-5588

                                       N/A
                  (Former address if changed since last report)



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ITEM 9.

SALES OF EQUITY SECURITIES
PURSUANT TO REGULATION S

         On December 31, 1997, Registrant issued an 8% convertible debenture (the "Debenture") to a foreign national (the "Debenture Purchaser") pursuant to the exemption provided for by Regulation S. The Debenture was issued in consideration of a $100,000 purchase price. It bore interest at a rate of eight percent (8%) per annum. The Debenture provided that, at any time 41 days after it was issued, it could be converted into shares of the Company's common stock, par value $.01 per share ("Common Stock"), at a conversion price equal to 70% of the average closing bid of the Common Stock during the last five trading days prior to the effective date of the conversion. Immediately prior to April 8, 1998, the Debenture Purchaser elected to convert the entire outstanding amount of the Debenture into 639,887 shares of Common Stock. No underwriting discounts, commissions or other discounts were involved in the sale other than as described above.

         On April 21, 1998, Registrant sold another 571,429 shares of Common Stock to the Debenture Purchaser pursuant to the exemption provided for by Regulation S, separate and apart from the Debenture Purchaser's acquisition of Common Stock pursuant to the conversion of the Debenture. The Company received an aggregate amount of $100,000.00 from the sale. No underwriting discounts or commissions were involved in the sale.

         On April 22, 1998, Registrant sold 200,000 shares of Common Stock to another foreign national pursuant to the exemption provided for by Regulation S. The Company received an aggregate amount of $40,000.00 from the sale. No underwriting discounts or commissions were involved in the sale.



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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    LS CAPITAL CORPORATION
                                    (Registrant)
Date: May 14, 1998                  By:  /s/ Paul J. Montle
                                        -------------------
                                    Paul J. Montle, Chairman and
                                    Chief Executive Officer